Exhibit 99.1

FOR IMMEDIATE RELEASE

INTERPUBLIC ANNOUNCES TENDER OFFER FOR OUTSTANDING DEBT SECURITIES

New York, NY – June 8, 2009 – The Interpublic Group of Companies, Inc. (NYSE:IPG) announced today that it has commenced cash tender offers for outstanding debt securities of three series. The tender offers are set forth in an offer to purchase dated June 8, 2009.

Interpublic has offered to purchase, for cash, securities of the following series:

•	Any and all of its $250 million 5.40% Notes due 2009 (CUSIP No. 460690AU4) (the “2009 Notes”), at a purchase price of $1,010 per $1,000 principal amount of securities tendered.

•	Notes of the following two series, up to an aggregate principal amount of $500 million:

•	$500 million 7.25% Notes due 2011 (CUSIP No. 460690AR1) (the “2011 Notes”), at a purchase price of $1,040 per $1,000 principal amount of securities tendered and

•	$250 million Floating Rate Notes due 2010 (CUSIP No. 460690BC3) (the “2010 Notes”), at a purchase price of $1,000 per $1,000 principal amount of securities tendered.

These purchase prices include an early tender premium of $30 per $1,000 principal amount of notes paid only to holders that validly tender such notes before 5:00 p.m. New York City time on June 19, 2009 (the “early tender date”). Interpublic will not pay the early tender premium to holders that tender notes after this time.

The tender offers will expire at midnight, New York City time, on July 6, 2009, unless extended or earlier terminated. Upon consummation of the tender offers, holders that validly tender their notes will receive accrued and unpaid interest to, but not including, the applicable settlement date. The early settlement for 2011 Notes and 2009 Notes validly tendered on or before the early tender date is expected to occur on the first business day after the early tender date. The final settlement date is expected to be the business day following the expiration date.

Interpublic Group 1114 Avenue of the Americas New York, NY 10036 212-704-1200 tel 212-704-1201 fax

Interpublic’s obligation to accept for purchase and pay for notes validly tendered is subject to certain conditions, including in the case of the tender offer for the 2011 Notes and the 2010 Notes, the successful completion of a financing transaction for an aggregate principal amount of at least $500 million. The offer to purchase is not contingent on the tender of a minimum principal amount of notes. If the aggregate principal amount of 2011 Notes and 2010 Notes validly tendered exceeds $500 million, Interpublic will accept all tendered Notes due 2011 and will accept Notes due 2010 on a pro rata basis based on the principal amount of such Notes tendered. Interpublic plans to fund the payment of the purchase price in the tender offers with the proceeds of the new financing transaction plus available cash.

Completion of the tender offers will result in charges for the loss on extinguishing Interpublic’s debt at a premium over its carrying value and for writing off unamortized issuance expenses and issue discount. Interpublic will recognize the charges in the period in which it completes each repurchase. The amount of the charges will depend on the amount of debt securities Interpublic purchases and on the purchase price. Interpublic estimates that at the prices it has offered, the amount of these charges could be up to approximately $27 million before tax.

Interpublic has retained Morgan Stanley & Co. Incorporated and Citigroup Global Markets Inc. to serve as dealer managers for the tender offers, and Global Bondholder Service Corporation to serve as the information agent and the depositary. Copies of the offer to purchase and related documents may be obtained at no charge by contacting the information agent and depositary at (866) 540-1500 (toll-free) or (212) 430-3774 (collect). Questions regarding the tender offers may be directed to: Morgan Stanley at (800) 624-1808 (toll-free) or (212) 761-5384 (collect) or Citi at (800) 558-3745 (toll-free) or (212) 723-6106 (collect).

Neither Interpublic, its board of directors, the information agent and depositary nor the dealer managers make any recommendation as to whether holders of the notes should tender or refrain from tendering the notes.

This announcement does not constitute an offer to purchase or a solicitation of an offer to sell securities. The tender offers are being made solely by means of the offer to purchase. In any jurisdiction where the laws require a tender offer to be made by a licensed broker or dealer, the tender offers will be deemed to be made on behalf of Interpublic by the dealer managers, or one or more registered brokers or dealers under the laws of such jurisdiction.

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About Interpublic

Interpublic is one of the world’s leading organizations of advertising agencies and marketing services companies. Major global brands include Draftfcb, FutureBrand, GolinHarris International, Initiative, Jack Morton Worldwide, Lowe Worldwide, Magna, McCann Erickson, Momentum, MRM Worldwide, Octagon, Universal McCann and Weber Shandwick. Leading domestic brands include Campbell-Ewald, Campbell Mithun, Carmichael Lynch, Deutsch, Hill Holliday, Mullen, The Martin Agency and R/GA. For more information, please visit www.interpublic.com.

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Contact Information

Philippe Krakowsky (212) 704-1328	Jerry Leshne (Analysts, Investors) (212) 704-1439